EXHIBIT (4)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED No.:	CUSIP No.:	PRINCIPAL AMOUNT:

MERRILL LYNCH & CO., INC.

Medium-Term Notes, Series C

Knock-In Notes

(the “Notes”)

ORIGINAL ISSUE DATE:	STATED MATURITY:	INITIAL PRICE:

KNOCK-IN PRICE:	MULTIPLIER:	REFERENCE PROPERTY:

REFERENCE SECURITIES:	CALCULATION AGENT:	INTEREST RATE:

INTEREST PAYMENT DATE:	BUSINESS DAY:	TRADING DAY:

DENOMINATIONS:	SPECIFIED CURRENCY:	DEFAULT RATE:

Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to deliver to CEDE & CO., or its registered assigns interest at the Interest Rate payable monthly in arrears on the Interest Payment Dates during the term of the Notes. At the Stated Maturity the Company hereby promises to pay to CEDE & CO., or its registered assigns, the Redemption Amount (as defined below) or deliver the Reference Property, as applicable, plus any accrued and unpaid interest.

Payment or delivery of interest and the Redemption Amount or the Reference Property and any interest on any overdue amount thereof with respect to this Global Note shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Interest

The Company shall pay interest on the Notes at the Interest Rate on the Principal Amount specified above from and including the Original Issue Date or from and including the most recent Interest Payment Date for which interest has been paid or provided for, to but excluding the Stated Maturity. The Company shall pay interest on the Notes in cash on each Interest Payment Date. The Company shall pay such interest to the persons in whose names the Notes are registered at the close of business on the fifteenth calendar day preceding each Interest Payment Date, whether or not a Business Day. At the Stated Maturity, the final payment of interest shall be paid to the person to whom the Company delivers the Redemption Amount or the Reference Property, as the case may be. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. If an Interest Payment Date falls on a day that is not a Business Day, that interest payment shall be made on the next Business Day and no additional interest shall accrue as a result of the delayed payment or delivery.

Payment at the Stated Maturity

At the Stated Maturity, a holder of this Global Note (“Holder”) shall be entitled to receive the Redemption Amount of this Note, or the delivery of the Reference Property, as provided below.

The “Redemption Amount”, and whether Reference Property shall be delivered, shall be determined as follows:

(i)	If the Closing Market Price (as defined below) of the Reference Property is equal to or above the Knock-In Price on each Trading Day during the term of the Notes, or the Ending Value (as defined below) is equal to or greater than the Initial Price, the Redemption Amount shall equal the Principal Amount specified above.

(ii)	If the Closing Market Price of the Reference Property is below the Knock-In Price on any Trading Day during the term of the Notes and the Ending Value is less than the Initial Price, the Company shall deliver to a Holder a number of units of the Reference Property equal to the then current Multiplier for each $1,000 of the Principal Amount of this Note.

The Reference Property shall be subject to adjustment from time to time in accordance with the adjustment provisions described below under “Dilution and Reorganization Adjustments”.

The Company shall not distribute the Reference Property in lot amounts of less than 100 units of the Reference Property or multiples thereof. If the number of units of the Reference Property to be delivered at the Stated Maturity is not divisible by 100, the Company shall aggregate all rights due to a registered Holder at the Stated Maturity, and, in lieu of delivering lots of less than 100 Reference Property, the Company shall pay to the Holder the cash value of any Reference Property in lots of less than 100 units based on the Closing Market Price. In addition, the Company shall not distribute fractional rights to the Reference Property and shall deliver the cash value of any fractional rights based on the Closing Market Price.

If the Calculation Agent in its sole discretion determines that it shall be impracticable for the Company to deliver the Reference Property, whether due to the occurrence of a Market Disruption Event (as defined below) or any other event or circumstance, then the Company shall discharge its obligations in respect of the Notes by payment of a cash settlement price based on a valuation of the Reference Property as determined by the Calculation Agent on a commercially reasonable basis.

The “Ending Value” shall be determined by the Calculation Agent and shall equal the value of the Reference Property determined as follows:

(A)	for any portion of the Reference Property consisting of cash:

•	that cash, plus

•	interest on the amount accruing from and including the date of the payment of that cash to holders of the Reference Property for which that cash was paid to but excluding the Stated Maturity at a fixed interest rate determined on the date of the payment equal to the interest rate that would be paid on a fixed rate senior non-callable debt security of the Company with a term approximately equal to the remaining term for the Notes as determined by the Calculation Agent;

(B)	for any portion of the Reference Property consisting of property other than cash or Reference Securities:

•	the market value of that property, as determined by the Calculation Agent on the date that the property was delivered to holders of the relevant Reference Property for which the property was distributed, plus

•	interest on the amount accruing from and including the date of delivery to but excluding the Stated Maturity at a fixed interest rate determined as described in (A) above; and

(C)	for any portion of the Reference Property consisting of Reference Securities, the Closing Market Prices of each such Reference Security determined on the third scheduled Trading Day before the Stated Maturity. If that day is not a Trading Day, or if a Market Disruption Event has occurred on that Trading Day, then the Ending Value shall equal the Closing Market Prices of that Reference Security on the second scheduled Trading Day before the Stated Maturity, regardless of the occurrence of a Market Disruption Event on that scheduled Trading Day. If the Closing Market Price cannot be determined on such second scheduled Trading Day, then the Ending Value shall be determined by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances.

“Closing Market Price” means:

(a)	If the Reference Property (or any other security for which a closing market price must be determined for purposes of the Notes) are listed or admitted to trading on a national securities exchange in the United States registered under the Exchange Act (“registered national securities exchange”), are included in the OTC Bulletin Board Service (“OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. or are quoted on a United States quotation medium or inter-dealer quotation system, then the closing market price means:

•	the last reported sale price, regular way, on that day on the principal registered national securities exchange on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session);

•	if the last reported sale price is not obtainable on a registered national securities exchange, then the last reported sale price on the over-the-counter market as reported on the OTC Bulletin Board or, if not available on the OTC Bulletin Board, then the last reported sale price on any other United States quotation medium or inter-dealer quotation system on that day (without taking into account any extended or after-hours trading session); or

•	if the last reported sale price is not available for any reason on a registered national securities exchange, on the OTC Bulletin Board, or on any other United States quotation medium or inter-dealer quotation system, including, without limitation, the occurrence of a Market Disruption Event, as described below, then the mean of the last reported bid and offer price of the principal trading session on the registered national securities exchange, or if there were no bids and offers on such exchange, then the mean of the last reported bid and offer on the over-the-counter market as reported on the OTC Bulletin Board or, if there were no bids and offers on the OTC Bulletin Board, then the mean of the last reported bid and offer on any other United States quotation medium or inter-dealer quotation system on that day as determined by the Calculation Agent or from as many dealers in that security, but not exceeding three, as have made the bid prices available to the Calculation Agent after 3:00 p.m., local time in the principal market, on that date (without taking into account any extended or after-hours trading session).

(b)	If the Reference Property (or any other security for which a closing market price must be determined for purposes of the Notes) are not listed on a registered national securities exchange, are not included in the OTC Bulletin Board, or are not quoted on any other United States quotation medium or inter-dealer system, then the closing market price means for the Reference Property (or any other security for which a closing market price must be determined for purposes of the Notes) then the last reported sale price on that day on the foreign securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that Trading Day as determined by the Calculation Agent; provided that if that last reported sale price is for a transaction which occurred more than four hours prior to the close of that foreign exchange, then the closing market price shall mean the arithmetic mean of the last available bid and offer price on that foreign exchange.

If the Reference Property (or any other security for which a closing market price must be determined for purposes of the Notes) are not so listed on a registered national securities exchange, are not included in the OTC Bulletin Board, are not quoted on any other United States quotation medium or inter-dealer quotation system, are not listed or admitted to trading on any foreign securities exchange or if the last reported sale price or bid and offer are not obtainable, then the closing market price shall mean the arithmetic mean of the last available bid and offer prices in that market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the Calculation Agent based on information that is reasonably available to it.

“Market Disruption Event” means either of the following events as determined by the Calculation Agent:

(A)	a suspension of, absence of, including the absence of an official closing price, or material limitation on, trading of the Reference Property on the primary market for the Reference Property for more than two hours of trading or during the one-half hour period preceding the close of trading, as determined by the Calculation Agent in its sole discretion; or the suspension or material limitation on the primary market for trading in options contracts related to the Reference Property, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(B)	a determination by the Calculation Agent in its sole discretion that the event described in clause (A) above materially interfered with the ability of the Company, Merrill Lynch Pierce Fenner & Smith Incorporated or any of their affiliates to unwind all or a material portion of the hedge with respect to the Notes.

For purposes of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading shall not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the applicable exchange;

(2)	a suspension in trading in a futures or option contract in the Reference Property, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts shall constitute a suspension of or material limitation on trading in futures or option contracts related to that stock;

(3)	a suspension of or material limitation on trading on the applicable exchange shall not include any time when that exchange is closed for trading under ordinary circumstances; and

(4)	for the purpose of clause (A) above, any limitation on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, shall be considered “material”.

If the Stated Maturity is not a Business Day, the Company shall pay the Redemption Amount or deliver the Reference Property, as the case may be, on the next Business Day following the Stated Maturity and no additional interest shall accrue as a result of the delayed payment or delivery.

All determinations made by the Calculation Agent, absent a determination of a manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of the Notes.

Dilution and Reorganization Adjustments

The Reference Property is subject to adjustment if an issuer of any Reference Security shall:

(i)	pay a stock dividend or make a distribution on that Reference Security in Reference Securities;

(ii)	subdivide or split the outstanding units of that Reference Security into a greater number of units;

(iii)	combine the outstanding units of that Reference Security into a smaller number of units;

(iv)	issue by reclassification of units of that Reference Security any units of another security of that issuer;

(v)	issue rights or warrants to all holders of that Reference Security entitling them to subscribe for or purchase shares, in the aggregate, for more than 5% of the number of those Reference Securities outstanding prior to the issuance of the rights or warrants at a price per share less than the then current market price of that Reference Security (other than rights to purchase that Reference Security pursuant to a plan for the reinvestment of dividends or interest); or

(vi)	pay a dividend or make a distribution to all holders of that Reference Security of evidences of its indebtedness or other assets:

•	including in the case where the Reference Security is Reference Property, any of the securities underlying Reference Property that may be distributed by the Trust, but,

•	excluding any stock dividends or distributions referred to in clause (i) above or any cash dividends other than any Extraordinary Cash Dividend (as defined below) or issuance to all holders of that Reference Security of rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (v) above) (any of the foregoing assets are referred to as the “Distributed Assets” and any of the foregoing events are referred to as the “Dilution Events”).

For purposes of provision (vi) above, if the holder of a Reference Security can elect to receive securities in lieu of cash or property other than securities, then for purposes of provision (vi) above, the holders of the Reference Security shall be deemed to receive only the securities.

In the case of the Dilution Events referred to in clauses (i), (ii), (iii) and (iv) above, the Reference Property shall be adjusted to include the number of units of the Reference Security and/or security of that issuer which a holder of Reference Property as constituted immediately prior to the Dilution Event would have owned or been entitled to receive as a result of that Dilution Event. Each adjustment shall become effective immediately after the effective date for the dividend, distribution subdivision, split, combination or reclassification, as the case may be. Each adjustment shall be made successively.

In the case of the Dilution Event referred to in clause (v) above, the Reference Property shall be adjusted by multiplying the number of Reference Securities constituting Reference Property immediately prior to the date of issuance of the rights or warrants referred to in clause (v) above by a fraction:

•	the numerator of which shall be the number of Reference Securities outstanding on the date immediately prior to such issuance, plus the number of additional Reference Securities offered for subscription or purchase pursuant to the rights or warrants, and

•	the denominator of which shall be the number of Reference Securities outstanding on the date immediately prior to such issuance, plus the number of additional Reference Securities which the aggregate offering price of the total number of Reference Securities so offered for subscription or purchase pursuant to the rights or warrants would purchase at the current market price, determined as the average closing market price per Reference Security for the 20 Trading Days immediately prior to the date of such rights or warrants are issued, subject to certain adjustments, which shall be determined by multiplying such total number of Reference Securities by the exercise price of the rights or warrants and dividing the product so obtained by the current market price.

To the extent that the rights or warrants are not exercised before they expire, or if the rights or warrants are not issued, the Reference Property shall be readjusted to the Reference Property which would then be in effect had such adjustments for the issuance of the rights or warrants been made upon the basis of delivery of only the number of Reference Securities actually delivered under the rights or warrants.

In the case of the Dilution Event referred to in clause (vi) above, the Reference Property shall be adjusted to include, from and after the dividend, distribution or issuance,

•	for the portion of the Distributed Assets consisting of cash, the amount of such Distributed Assets consisting of cash received on Reference Property as constituted on the date of the dividend, distribution or issuance, plus

•	for the portion of the Distributed Assets which are other than cash, the number or amount of each type of Distributed Assets other than cash received on Reference Property as constituted on the date of the dividend, distribution or issuance.

An “Extraordinary Cash Dividend” means, with respect to any consecutive 12-month period, the amount, if any, by which the aggregate amount of all cash dividends or any other distribution made by the issuer of a Reference Security or made pursuant to an arrangement effecting a distribution of distributable profits or reserves, whether in cash or in specie, on any Reference Security occurring in such 12-month period (or, if the Reference Security was not outstanding at the commencement of such 12-month period or was not then a part of the Reference Property, occurring in such shorter period during which such Reference Security was outstanding and was part of the Reference Property) exceeds on a per share basis 10% of the average of the closing market prices per share of such Reference Security over such 12-month period (or shorter period during which such Reference Security was outstanding and was part of the Reference Property); provided that, for purposes of the foregoing definition, the amount of cash dividends paid on a per share basis shall be appropriately adjusted to reflect the occurrence during such period of any stock dividend or distribution of shares of capital stock of the issuer of such Reference Security or any subdivision, split, combination or reclassification of shares of such Reference Security.

If the Reference Security contains the Reference Property, the determination as to whether any cash dividend on such Reference Property is an Extraordinary Cash Dividend shall be made,

•	by examining which of the stocks underlying the Reference Property is responsible for all or a portion of such cash dividend or distribution on Reference Property, and

•	treating each such stock underlying the Reference Property as if it were a Reference Security only for this purpose and then determining whether such cash dividend would be an Extraordinary Cash Dividend as defined above with respect to such deemed Reference Security.

A “Reorganization Event” shall mean:

•	any consolidation or merger of an issuer of a Reference Security, or any surviving entity or subsequent surviving entity of that issuer (a “Successor Company”), with or into another entity, other than a merger or consolidation in which such issuer is the continuing corporation and in which the Reference Security outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of such issuer or another corporation;

•	any sale, transfer, lease or conveyance to another corporation of the property of an issuer of a Reference Security or any Successor Company as an entirety or substantially as an entirety;

•	any statutory exchange of securities of an issuer of a Reference Security or any Successor Company with another corporation, other than in connection with a merger or acquisition; or

•	any liquidation, dissolution, winding up or bankruptcy of an issuer of a Reference Security or any Successor Company.

If a Reorganization Event occurs, the Reference Property shall include:

•	for any cash received in that Reorganization Event, the cash received by a holder of the Reference Property as constituted on the date of the Reorganization Event;

•	for any property other than cash or securities received in that Reorganization Event, the property received by a holder of the Reference Property as constituted on the date of the Reorganization Event as determined by the Calculation Agent; and

•	for any securities received in that Reorganization Event, the securities received by a holder of the Reference Property as constituted on the date of the Reorganization Event (subject to adjustment on a basis consistent with the adjustment provisions described above).

All adjustments shall be calculated to the nearest 1/10,000th of a share of the Reference Security, or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share. No adjustment shall be required unless that adjustment would require an increase or decrease of at least one percent in the closing market price; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

The foregoing adjustments shall be made by the Calculation Agent and all adjustments, absent a manifest error, shall be final.

The Company shall, within ten Business Days following the occurrence of an event that requires an adjustment, or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware, provide written notice to the Trustee (as defined below), which shall provide notice to the Holders of the occurrence of the event and, if applicable, a statement in reasonable detail setting forth the adjusted closing market price to be used in determining the Ending Value.

General

All percentages resulting from any calculation on the Notes shall be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation shall be rounded to the nearest cent with one-half cent being rounded upward.

This Global Note is one of a duly authorized issue of the Company’s Medium-Term Notes, Series C, Due Nine Months or More from Date of Issue and designated as Knock-In Notes designated on the cover hereof which are due at the Stated Maturity. The Notes are issued and to be issued under an indenture dated as of April 1, 1983, as amended and restated (the “Indenture”), between the Company and The Bank of New York (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders and the terms upon which the Notes are to be authenticated and delivered.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee with respect to the Notes under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Global Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

The Notes are issuable only in registered form with coupons in the Denominations specified above. As provided in the Indenture and subject to certain limitations therein set forth, this Global Note is exchangeable for certificates representing notes of like tenor and of an equal Principal Amount as requested by the Holder surrendering the same. If (x) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Global Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to this Global Note, this Global Note shall be exchangeable for certificates representing the Notes in definitive form of like tenor and of an equal Principal Amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Global Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

In case an Event of Default with respect to this Global Note shall have occurred and be continuing, the amount payable to a Holder upon any acceleration permitted by the Notes, with respect to the Principal Amount of this Global Note, shall be equal to the Redemption Amount, calculated as though the date of acceleration were the Stated Maturity.

In case of default in payment of this Global Note, whether on the Stated Maturity or upon acceleration, from and after such date this Global Note shall bear interest, payable upon demand of the Holders, at the Default Rate, to the extent that such payment of interest shall be legally enforceable, on the unpaid amount due and payable on such date in accordance with the terms of this Global Note to the date payment of such amount has been made or duly provided for.

“Federal Funds Rate” means:

(1)	the rate with respect to a particular interest determination date for United States dollar federal funds as published in H.15(519) under the caption “Federal Funds (Effective)” and displayed on Moneyline Telerate or any successor service on page 120 or any other page as may replace page 120 on that service (“Moneyline Telerate Page 120”), or

(2)	if the rate referred to in clause (1) does not appear on Moneyline Telerate Page 120 or is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(3)	if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the Calculation Agent prior to 9:00 A.M., New York City time, on the Business Day following that interest determination date, or

(4)	if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds Rate for the Business Day preceding the particular interest determination date.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Securities at the time outstanding of each series affected thereby. Holders of specified percentages in aggregate principal amount of the Securities of each series at the time outstanding, on behalf of the holders of all Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by a Holder shall be conclusive and binding upon such Holder and upon all future holders of this Global Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Global Note.

No reference herein to the Indenture and no provision of this Global Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay any consideration due with respect to this Global Note and any interest on any overdue amount thereof at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and on the face hereof, the transfer of this Global Note may be registered on the Security Register of the Company, upon surrender of this Global Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder or by his attorney duly authorized in writing, and thereupon one or more new certificates representing the Notes of authorized denominations, of like tenor and for the same aggregate principal amount shall be issued to the designated transferee or transferees.

Prior to due presentment of this Global Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Global Note is registered as the owner hereof for all purposes, whether or not this Global Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company and each Holder by acceptance hereof hereby agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat this Global Note for all tax purposes as an investment unit consisting of the following components: (i) a debt instrument of the Company (the “Debt Instrument”) with a fixed principal amount unconditionally payable on the maturity date equal to the principal amount of the Global Note, and (ii) a put option (the “Put Option”) pursuant to which on the maturity date, if the closing market price is below the Knock-In Price on any Trading Day during the term of the Global Notes and the Ending Value is less than the Initial Price, the Holder is required to use the principal payment due on the Debt Instrument to make a payment to the Company in exchange for a number of units of Reference Property equal to the then current Multiplier.

The Indenture and this Global Note shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Global Note which are defined in the Indenture but not in this Global Note shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

CERTIFICATE OF AUTHENTICATION		Merrill Lynch & Co., Inc.
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	[Copy of Seal]

The Bank of New York, as Trustee

By:
Assistant Treasurer

By:	Attest:
Authorized Officer		Secretary

1

ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto (insert Taxpayer Identification No.) _______________________________________________________________________________________

________________________________________________________________________________________________________________

(Please print or typewrite name and address including postal zip code of assignee)

________________________________________________________________________________________________________________

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date:
NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.